Filed Pursuant to Rule 433

Registration Statement No. 333-246071

Final Term Sheets for the Notes

The Korea Development Bank

Final Term Sheet for US$700,000,000 0.400% Notes due 2024 (the “2024 Notes”)

January 11, 2021

Issuer	The Korea Development Bank
Issue currency	U.S. DOLLAR (US$)
Issue size	US$700,000,000

Maturity date	June 19, 2024

Settlement date	On or about January 19, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2024 Notes on any day prior to the second business day from the settlement, because the 2024 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	0.400% per annum (payable semi-annually)

Interest payment dates	June 19 and December 19 of each year, commencing on June 19, 2021 and with interest accruing from January 19, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.756%

Gross proceeds	US$698,292,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$696,192,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2024 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DF2

ISIN	US500630DF23

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, BofA Securities, Inc., J.P. Morgan Securities LLC, KDB Asia Limited, Société Générale, Standard Chartered Bank and UBS AG Hong Kong Branch

Co-manager	KEXIM Asia Limited

The Korea Development Bank

Final Term Sheet for US$500,000,000 0.800% Notes due 2026 (the “2026 Notes”)

January 11, 2021

Issuer	The Korea Development Bank
Issue currency	U.S. DOLLAR (US$)
Issue size	US$500,000,000

Maturity date	July 19, 2026

Settlement date	On or about January 19, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2026 Notes on any day prior to the second business day from the settlement, because the 2026 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	0.800% per annum (payable semi-annually)

Interest payment dates

January 19 and July 19 of each year, commencing on July 19, 2021 and with interest accruing from January 19, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.759%

Gross proceeds	US$498,795,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$497,295,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2026 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DG0

ISIN	US500630DG06

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, BofA Securities, Inc., J.P. Morgan Securities LLC, KDB Asia Limited, Société Générale, Standard Chartered Bank and UBS AG Hong Kong Branch

Co-manager	KEXIM Asia Limited

The Korea Development Bank

Final Term Sheet for US$300,000,000 1.625% Notes due 2031 (the “2031 Notes”)

January 11, 2021

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$300,000,000

Maturity date	January 19, 2031

Settlement date	On or about January 19, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2031 Notes on any day prior to the second business day from the settlement, because the 2031 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	1.625% per annum (payable semi-annually)

Interest payment dates

January 19 and July 19 of each year, commencing on July 19, 2021 and with interest accruing from January 19, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.715%

Gross proceeds	US$299,145,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$298,245,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2031 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DH8

ISIN	US500630DH88

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, BofA Securities, Inc., J.P. Morgan Securities LLC, KDB Asia Limited, Société Générale, Standard Chartered Bank and UBS AG Hong Kong Branch

Co-manager	KEXIM Asia Limited

These Final Term Sheets should be read in conjunction with the prospectus dated August 25, 2020, as supplemented by the preliminary prospectus supplement dated January 11, 2021 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2024 Notes, the 2026 Notes and the 2031 Notes, collectively.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov or from BofA Securities, Inc. by emailing at dg.prospectus_requests@bofa.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at +1-800-294-1322.

The most recent prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/869318/000119312521005712/d96694d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)—the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.